Exhibit 10.1
CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER
DATED AS OF MAY 6, 2007
AMONG
LIBERTY MUTUAL INSURANCE COMPANY,
WATERFALL MERGER CORP.
AND
OHIO CASUALTY CORPORATION

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2007 (this “Agreement”), is among Liberty Mutual Insurance Company, a Massachusetts stock insurance company (“Parent”), Waterfall Merger Corp., an Ohio corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Ohio Casualty Corporation, an Ohio corporation (the “Company” and, collectively with Parent and Merger Sub, the “parties”).
RECITALS
     WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have deemed it advisable and in the best interests of their respective corporations and shareholders that the Company and Parent engage in a business combination; and
     WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, Parent and Merger Sub have approved this Agreement and the merger (the “Merger”) of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS
     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 1701.78 and 1701.81 of the Ohio Revised Code (the “OGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (with respect to all post-Closing periods, the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the OGCL, including Section 1701.82.
     Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York at 9:00 a.m. New York City time on the third Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) in accordance with this Agreement, or at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).
     Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall duly execute and file a certificate of merger, in such form as is required by, and executed in accordance with, the relevant provisions of the OGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Ohio (the “OSOS”) in accordance with the OGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the OSOS on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger in accordance with the OGCL. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.
     Section 1.4. Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached as Exhibit A hereto and, as so amended and restated, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation (the “Articles of Incorporation”), until thereafter amended as provided therein or by applicable Law.
     Section 1.5. Code of Regulations. The code of regulations of Merger Sub in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation (the “Code of Regulations”) until thereafter amended as provided therein or by applicable Law.
     Section 1.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations.
     Section 1.7. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations.
     Section 1.8. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (other than the requisite approval of the Merger by the shareholders of the Company in accordance with the OGCL):

     (a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Shares”) (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $44 in cash, without interest (the “Merger Consideration”);
     (b) all Shares (other than Excluded Shares and Dissenting Shares) shall cease to be outstanding and shall be canceled and retired, and each certificate that, immediately prior to the Effective Time, represented any such Shares (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration with respect to such Shares formerly represented thereby;
     (c) each Excluded Share shall cease to be outstanding and shall be canceled and retired and no consideration shall be delivered in exchange therefor; and
     (d) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only issued and outstanding shares of common stock of the Surviving Corporation.
     Section 1.9. Treatment of Company Equity Awards.
     (a) Company Options. At the Effective Time, the right to receive shares of Company Common Stock pursuant to the exercise of any stock options (each, a “Company Option”) granted pursuant to the Company’s 2002 Stock Incentive Plan, 2005 Incentive Plan, 2000 Directors Plan, 1999 Broad-Based Employees Stock Option Plan, 1993 Stock Incentive Program and stock options granted pursuant to Dan Carmichael’s employment agreement and any applicable agreements under the foregoing (together, the “Company Incentive Plans”) that are outstanding immediately prior to the Effective Time, whether or not vested, shall be converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), a cash payment equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option, multiplied by (ii) the number of shares covered by such Company Option, less (iii) any required withholding taxes. Any stock appreciation rights granted in tandem with a Company Option shall be cancelled without payment.
     (b) Stock Appreciation Rights. At the Effective Time, the right to receive shares of Company Common Stock or cash pursuant to the exercise of any freestanding stock appreciation rights (each, a “Company SAR”) granted pursuant to the Company Incentive Plans or any agreement thereunder that is outstanding immediately prior to the Effective Time, whether or not vested, shall be converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), a cash payment equal to the product of (i) the excess, if any, of (A) the Merger Consideration, over (B) the per share exercise price of such Company SAR, multiplied by (ii) the number of shares covered by such Company SAR, less (iii) any required withholding taxes.
     (c) Company Restricted Shares. Immediately prior to the Effective Time, the Company shall waive any vesting conditions applicable to any shares of restricted stock (each, a “Company Restricted Share”) granted pursuant to the Company Incentive Plans, and such Company Restricted Shares shall be treated the same as other Shares for purposes of this Agreement.
     (d) Director Units. At the Effective Time, the right to receive cash in respect of director performance shares granted pursuant to the Second Amended and Restated Directors’ Deferred Compensation Plan (each, a “Director Unit”) that (i) are outstanding, and (ii) have not been converted into cash as of the Effective Time shall be converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), a cash payment equal to the Merger Consideration for each Share to which such Director Unit relates, less any required withholding taxes.
     (e) Performance-Based Awards. At the Effective Time, the right to receive shares of Company Common Stock or cash in respect of outstanding Performance-Based Awards under the Company Incentive Plans (each, a “Performance-Based Award”), whether or not vested, shall be cancelled and shall only entitle the holder of such Performance-Based Award to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), a cash payment equal to (i) the number of shares issuable pursuant to the Performance-Based Award calculated at the higher of the “target level” and the award level actually met as of the Effective Time as determined by the compensation committee of the Board of Directors prior to the Effective Time in good faith in accordance with the terms of the Company Incentive Plans and the Performance-Based Award, multiplied by (ii) the per share Merger Consideration, multiplied by (iii) a fraction, the numerator of which is the number of whole calendar months between the beginning of the performance period (as defined under the respective Company Incentive Plan or award agreement under which the award was granted, as appropriate) and the Effective Time, and the denominator of which is the whole number of calendar months in such performance period, less applicable Taxes required to be withheld with respect to such payment. The Company shall provide Parent the compensation committee’s determination of the award level actually met at least three Business Days prior to the Closing.
     (f) Automatic Cancellation. As of the Effective Time, all Company Options (including any stock appreciation rights granted in tandem with such Company Options), Company SARs, Company Restricted Shares, Director Units, Performance-Based Awards and other equity-based awards granted by the Company (together, “Company Equity Awards”) shall no longer be outstanding and shall automatically be canceled and retired and shall expire and cease to exist, and each holder of such a Company Equity Award shall cease to have any rights with respect thereto, except the rights specified in this Section 1.9. The consideration pursuant to this Section 1.9 (the “Equity Award Consideration”) shall be paid to each holder of a Company Equity Award in accordance with Article II.
     (g) Prior to the Effective Time, the Company shall adopt such resolutions and take or cause to be taken prior to the Effective Time all such other action as may reasonably be required to effectuate the actions contemplated by this Section 1.9.
     Section 1.10. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the Company Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to the holders of Shares or Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event.
     Section 1.11. Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary (other than the other provisions of this Section 1.11) and to the extent available under the OGCL, no shares of Company Common Stock held by a Person who has perfected a demand for appraisal rights pursuant to Section 1701.85 of the OGCL (a “Dissenting Shareholder”) shall be converted into, or represent the right to receive, the Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair cash value of such Dissenting Shareholder’s Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL; provided, however, that all Dissenting Shares held by any Dissenting Shareholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 1701.85 of the OGCL, or lost such Dissenting Shareholder’s rights to appraisal of such shares under Section 1701.85 of the OGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares in the manner provided in Article II. The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (b) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the OGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares or settle any such demands.

ARTICLE II
EXCHANGE OF CERTIFICATES AND COMPANY EQUITY AWARDS
     Section 2.1. Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration and the Company Equity Awards for the Equity Award Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares and the Company Equity Awards an amount of cash representing the aggregate cash consideration payable pursuant to Section 1.8 and Section 1.9. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.
     Section 2.2. Exchange Procedures. Promptly after the Effective Time (and in any event, within three Business Days), the Surviving Corporation shall cause the Exchange Agent to mail (x) to each holder of record of Shares (other than holders of Excluded Shares) immediately prior to the Effective Time (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.7) to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent and the Company may reasonably agree and (ii) instructions for effecting the surrender of such Certificates (or affidavits of loss in lieu of such Certificates as provided in Section 2.7) in exchange for the Merger Consideration and (y) to each holder of a Company Equity Award, a check in an amount due and payable to such holder pursuant to Section 1.9 hereof in respect of such Equity Award. Upon surrender of a Certificate (or affidavits of loss in lieu of a Certificate as provided in Section 2.7) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate (or provider of an affidavit as provided in Section 2.7) shall be entitled to receive in exchange therefor a check in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu of such Certificates as provided in Section 2.7). No interest will be paid or will accrue on any cash payable pursuant to Section 1.8. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check in the proper amount of any cash consideration pursuant to Section 1.8 may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     Section 2.3. No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of the Shares in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates (or affidavits of loss in lieu of a Certificate as provided in Section 2.7).
     Section 2.4. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation (or otherwise on the instruction of Parent), and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 1.8. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     Section 2.5. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.
     Section 2.6. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate consideration payable pursuant to Section 1.8 and Section 1.9, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from any such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate cash consideration payable pursuant to Section 1.8 and Section 1.9 shall be promptly returned to Parent upon request.

     Section 2.7. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.
     Section 2.8. Withholding Rights. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares (including, for the avoidance of doubt, Company Restricted Shares) or Company Equity Awards or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Law. To the extent that amounts are so withheld and paid to the appropriate taxing authority by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
     Section 2.9. Share Transfer Books. The share transfer books of the Company shall be closed at the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, any Certificates (or effective affidavits of loss in lieu thereof) presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company SEC Documents filed on or after January 1, 2006 and prior to the date of this Agreement (excluding any disclosure set forth in the sections titled “risk factors” and “forward-looking statements”) or otherwise disclosed to Parent in the corresponding sections or subsections of the schedule (the “Company Disclosure Schedule”) delivered to it by the Company prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of Ohio and the Company and the Company Subsidiaries have all corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Company Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in such compliance, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where failure to be so qualified is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of the articles of incorporation and code of regulations or similar organizational documents of the Company and each Significant Subsidiary as currently in effect.
     Section 3.2. Corporate Authorization.
     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”). The only vote of the holders of any class or series of capital stock of the Company necessary to consummate the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of the Company Common Stock representing a majority of the votes eligible to be cast by such holders approving the Merger and the Agreement at a shareholder’s meeting duly called and held for such purpose (the “Company Shareholder Approval”).
     (b) At a meeting duly called and held, the Board of Directors of the Company has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the OGCL, and

     (iii) resolved (subject to Section 6.3) to recommend adoption of this Agreement by its shareholders.
     Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby require no consent or approval by, or filing with, any Governmental Entity, to be obtained or made by the Company other than (i) the filing of the Certificate of Merger with the OSOS and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) compliance with any applicable requirements of the Nasdaq, (v) approvals or filings under all applicable state Laws regulating the business of insurance (collectively, “Insurance Laws”) as set forth in Section 3.3 of the Company Disclosure Schedule (the “Company Insurance Approvals”) and (vi) any consents, approvals or filings the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
     Section 3.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a violation or breach of any provision of the articles of incorporation or code of regulations of the Company or any organizational documents of any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3, a violation or breach of any provision of any applicable Law, Order or Company Permit, (iii) a default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary, or require any consent by or notice to any Person, under (A) any agreement or other instrument binding upon the Company or any Company Subsidiary that involves payments of $5,000,000 or more or (B) any material contract for the Company’s “Policy Administration Rating and Issuance System” (P.A.R.I.S.) or (iv) the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for such violations or breaches referred to in clause (ii) and for such Liens referred to in clause (iv) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
     Section 3.5. Capitalization.
     (a) The authorized capital stock of the Company consists of (i) 150,000,000 common shares, $.125 par value (“Company Common Stock”), and (ii) 2,000,000 preferred shares, $.01 par value (“Company Preferred Stock”). As of May 3, 2007, (i)

59,984,141 shares of Company Common Stock (including 101,500 Company Restricted Shares) were issued and outstanding; and (ii) no shares of Company Preferred Stock were issued and outstanding. As of May 3, 2007, (i) Company Options to purchase an aggregate of 3,445,080 shares of Company Common Stock (of which options to purchase an aggregate of 2,942,593 shares of Company Common Stock were exercisable) were issued and outstanding, (ii) Company SARs covering an aggregate of 350,000 shares of Company Common Stock (of which Company SARs covering 116,666 shares of Company Common Stock were exercisable), (iii) Performance-Based Awards covering an aggregate of up to 825,925 shares of Company Common Stock, and (iv) Director Units covering an aggregate of 46,435 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable. No Company Subsidiary or Affiliate owns any shares of Company Common Stock.
     (b) Except as set forth in this Section 3.5 and shares subject to issuance under the Rights Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue or pay cash valued by reference to, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.
     Section 3.6. Subsidiaries.
     (a) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except where failure to be so qualified is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. All Significant Subsidiaries of the Company and their respective jurisdictions of formation are identified in the Company SEC Documents.
     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests (other than those restrictions under applicable Insurance Laws). There are no outstanding

(i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (ii) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
     Section 3.7. Subsidiaries and Insurance Matters. The Company conducts all of its insurance operations through the Company Subsidiaries. Section 3.7 of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Subsidiary. None of the Company Subsidiaries is “commercially domiciled” in any other jurisdiction. Each of the Company Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, except, in each case, where the failure to be so licensed or authorized is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. All of the Company Permits of such Company Subsidiaries conducting insurance operations are in full force and effect and there is no proceeding or, to the knowledge of the Company, investigation to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or, to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Company Permits, except where the failures to be in full force and effect, revocations, amendments, failures to renew, limitations, suspension or restrictions are not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. The Company has made available to Parent a list of all pending market conduct examinations as of the date hereof by an insurance regulatory Governmental Entity relating to any Company Subsidiary that is a Significant Subsidiary.
     Section 3.8. SEC Filings, etc.
     (a) The Company has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2005 (the documents referred to in this Section 3.8(a) collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “Company SEC Documents”).
     (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.
     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2005, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act.
     (f) The Company maintains “disclosure controls and procedures” required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are sufficient to ensure that material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the Company’s management to allow the principal executive officer and the principal financial officer of the Company, or persons performing similar functions, to make decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to its independent auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

The Company has made available to Parent any such disclosure made by management to the Company’s independent auditors and the audit committee of the Board of Directors of the Company.
     Section 3.9. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).
     Section 3.10. Company SAP Statements. As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation for the years ended December 31 2005 and December 31, 2006 and the quarterly period ended March 31, 2007 and any such annual and quarterly statutory statements filed subsequent to the date hereof. The Company has made available to Parent true and complete copies of the Company SAP Statements filed as of the date of this Agreement with respect to the Company Subsidiaries that are Significant Subsidiaries. Each of the Company Subsidiaries has filed or submitted, or will file or submit, all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority, except for such failures to file that are not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company subsidiaries taken as a whole. The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Company Subsidiaries for the respective periods then ended. The Company SAP Statements complied, and the Company SAP Statements filed after the date hereof will comply, in all material respects with all applicable Insurance Laws when filed, and no material deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the applicable insurance regulatory body or any other Governmental Entity. The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation, and the

Company has made available to Parent true and complete copies of all audit opinions related thereto.
     Section 3.11. Proxy Statement. The Proxy Statement will, at the date mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub or any of their representatives specifically for inclusion therein.
     Section 3.12. Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2006, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and (ii) except as set forth in Section 3.12 of the Company Disclosure Schedule, there has not been any event, occurrence, development or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 3.13. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
     (a) liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2006 included in the Company SEC Documents filed prior to the date hereof,
     (b) insurance claims litigation arising in the ordinary course of business,
     (c) those arising or incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement,
     (d) liabilities or obligations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, and
     (e) liabilities or obligations that were incurred after December 31, 2006 in the ordinary course of business.
     Section 3.14. Compliance with Laws and Court Orders.
     (a) The business and operations (including the termination and appointment of agents) of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. Notwithstanding the generality of the foregoing, each Company Subsidiary and, to the knowledge of the Company, its agents, have marketed, sold and issued insurance products in compliance with Insurance Laws applicable to the business of such Company Subsidiary and in the respective jurisdictions in which such products have been sold, except for such non-compliance that is not, individually or in the aggregate, reasonable likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. In addition, (i) there is no pending or, to the knowledge of the Company, threatened proceeding to which the Company or a Company Subsidiary is subject before any Governmental Entities regarding whether any of the Company Subsidiaries has violated, nor to the knowledge of the Company any pending or threatened investigation by any Governmental Entities with respect to possible violations of, any applicable Insurance Laws; and (ii) since January 1, 2005, the Company Subsidiaries have filed all reports required to be filed with any insurance regulatory authority, except in each case (i) and (ii), for proceedings, investigations or failures to file which, individually or in the aggregate, are not reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. Except as required by Insurance Laws of general applicability and the Company Permits maintained by the Company Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Subsidiaries to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders of a Governmental Entity specifically with respect to the Company or any Company Subsidiary, which (A) limit in any material respect the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under applicable Laws or (C) in any manner relate to the ability of the Company or any of the Company Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of the Company Subsidiaries in any material respect.
     (b) In addition to Insurance Laws, the businesses of the Company and each Company Subsidiary is and have been conducted in compliance with any applicable Laws, except for failures to comply that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) The Company and each of its Subsidiaries is in compliance in all material respects with the provisions of ERISA in the operation of each of their respective businesses and there have been no non-exempt “prohibited transactions,” as described in Section 4975 of the Code and Title 1, Part 4 of Subtitle B of ERISA, in the operation of their respective businesses. Section 3.14(c) of the Company Disclosure Schedule lists each employee benefit plan subject to ERISA as to which the Company or any of its Subsidiaries is a fiduciary, as defined in Section 3(21) of ERISA.
     Section 3.15. Litigation. There is no action, suit, investigation, claim, complaint, arbitration proceeding, citation, summons, subpoena, cease and desist letter, written notice of violation, injunction or other proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of the Company Subsidiaries or, to the knowledge of the Company, pending against or threatened against any present or former officer, director or employee of the Company or any of the Company Subsidiaries or other Person in connection with which the Company or any Company Subsidiary has an indemnification obligation, before any Governmental Entity, domestic, foreign or supranational (other than insurance claims litigation arising in the ordinary course), that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. No Order of any Governmental Entity is outstanding against the Company or any Company Subsidiary.
     Section 3.16. Insurance Matters.
     (a) As of the date of this Agreement, no person performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler or broker on behalf of the Company or any of the Company Subsidiaries (collectively, “Company Producers”) individually accounting for 1% or more of the total gross premiums of all Company Subsidiaries for the year ended December 31, 2006 has indicated to the Company or any Company Subsidiary that such Company Producer will be unable or unwilling to continue its relationship as a Company Producer with the Company or any Company Subsidiary within twelve months after the date hereof. To the knowledge of the Company, since January 1, 2005, at the time any Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of the Company or any Company Subsidiary that may require a License, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, and each of the agency agreements and appointments between the Company Producers, including as subagents under the Company’s affiliated insurance agency, and the Company and any Company Subsidiary, is valid, binding and in full force and effect in accordance with its terms. To the knowledge of the Company, as of the date of this Agreement, no Company Producer has been since January 1, 2005, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance or other business for the

Company or any Company Subsidiary, except for such violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.
     (b) To the knowledge of the Company, all reinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) are in full force and effect. Copies of all Company Reinsurance Agreements renewed as of January 1, 2007 have been made available to Parent. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance treaty, binder or other agreement to which the Company or any Company Subsidiary is a party, is in default in any material respect as to any provision thereof. Where the Company Subsidiary is a cedent, the Company has not received any written notice to the effect that the financial condition of any party to any such agreement is impaired such that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.
     (c) With respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2005, (i) there has been no separate written or oral agreements between any of the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2005, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company and the Company Subsidiaries, (iii) each of the Company and the Company Subsidiaries complies and has complied from and after January 1, 2005 in all material respects with all of the requirements set forth in SSAP No. 62 and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2005 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.
     (d) Prior to the date hereof, the Company has made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Subsidiary since December 31, 2005, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). To the knowledge of the Company, each Company

Actuarial Analysis was based upon, in all material respects, an accurate inventory of policies in force for the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).
     Section 3.17. Liabilities and Reserves.
     (a) The reserves carried on the Company SAP Statements of each Company Subsidiary were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Subsidiary, were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied, and were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Company SAP Statements.
     (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no material claim or material assessment is pending or, to the knowledge of the Company, threatened against any Company Subsidiary which is unique to such Company Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.
     Section 3.18. Title to Properties; Absence of Encumbrances.
     (a) Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary, and includes the address of the property (the “Owned Real Property”). The Company or a Company Subsidiary has good and marketable title to the Owned Real Property, in each case free and clear of Encumbrances.
     (b) Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all real property leased to or by the Company or any Company Subsidiary providing for an annual rent of more than $250,000 (collectively, the “Leased Real Property”).
     (c) Each lease or sublease for the Leased Real Property is in full force and effect, none of the Company or any of the Company Subsidiaries is in breach of or default under such lease or sublease and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or the Company Subsidiaries, except in each case, for such unenforceability, ineffectiveness, breaches or defaults that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     Section 3.19. Opinion of Financial Advisor. The Company has received a written opinion from the Company Financial Advisor to the effect that the Merger Consideration is fair, from a financial point of view, as of the date of such opinion, to the holders of shares (other than Parent and its Subsidiaries) of Company Common Stock. The Company has been authorized by the Company Financial Advisor to include such opinion in its entirety in the Proxy Statement.
     Section 3.20. Taxes. Except as set forth in Section 3.20 of the Company Disclosure Schedule:
     (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any Company Subsidiary have been duly filed when due in accordance with all applicable laws, and all such Tax Returns are true, correct and complete in all material respects.
     (b) The Company and each Company Subsidiary has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with SAP and GAAP an adequate accrual for all material Taxes through the date of this Agreement.
     (c) The federal income Tax Returns of the Company and the Company Subsidiaries through the Tax year ended December 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.
     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax.
     (e) During the five-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
     (f) The Company and each Company Subsidiary have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each Company Subsidiary have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any Law.

     (g) Neither the Company nor any Company Subsidiary is liable for Taxes of any Person (other than the Company and the Company Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify such Person.
     (h) Neither the Company nor any Company Subsidiary has entered into any transaction that is a “listed transaction” as defined in Treasury Regulation § 1.6011-4(b)(2).
     (i) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
     Section 3.21. Employee Benefit Plans and Related Matters; ERISA.
     (a) Section 3.21(a) of the Company Disclosure Schedule sets forth a complete and correct list of the material Company Benefit Plans (including but not limited to all Company Benefit Plans subject to ERISA or similar provisions of non-U.S. Law). With respect to each such Company Benefit Plan, the Company has provided or made available to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), (vii) any actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (viii) all material current employee handbooks and manuals, (ix) material statements or other material communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any) and (x) all material amendments and modifications to any such Company Benefit Plan or related document. None of the Company or any Company Subsidiary has communicated in writing to any current or former employee thereof any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement and, to the knowledge of the Company, no such material communication has been made orally other than in each case, amendments, modifications, establishments and implementations as would be permitted after the date hereof pursuant to Section 5.1.

     (b) Qualification. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS, and there are no existing circumstances or any events that could reasonably be expected to adversely affect the qualified status of any such plan. All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken. Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and with applicable Law.
     (c) Liability; Compliance. Except as set forth in Section 3.21(c) of the Company Disclosure Schedule:
     (i) The present value of the benefit liabilities (whether or not vested) under each Company Benefit Plan subject to Section 412 of the Code determined as of the end of each such plan’s most recently ended plan year on the basis of the assumptions specified for funding purposes, each of which assumption is reasonable and in compliance with Section 412 of the Code, did not exceed the current value of the assets of such plan allocable for such benefit liabilities. The terms “present value”, “current value” and ‘benefit liabilities” shall have the meanings assigned to such terms under Section 4001 of ERISA. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA has occurred in connection with any Company Benefit Plan that would have a material effect on the Company. Since June 1, 2002, neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates, has (A) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA, (B) incurred, or reasonably expects to incur prior to the Effective Time, (1) any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (2) any material liability under Section 4971 of the Code, or (C) has incurred any material “accumulated funding deficiency,” as defined in Section 412 of the Code, with respect to any Company Benefit Plan subject to such Section 412, whether or not waived.
     (ii) There are no pending claims by or on behalf of any of the Company Benefit Plans, by any employee or otherwise involving any such plan or the assets of any plan (other than routine claims for benefits). There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Benefit Plan before any Governmental Entity.

     (iii) No Company Benefit Plan is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA. Neither the Company nor any Company Subsidiary has at any time during the last six years contributed to or been obligated to contribute to any such plan.
     (iv) All contributions or other amounts payable by the Company or the Company Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.
     (d) Post-Employment Benefits. No employee or former employee of the Company or any Company Subsidiary is or may become entitled to post-employment benefits of any kind by reason of his or her employment, including, death or medical benefits (whether or not insured), other than (i) coverage provided pursuant to the terms of any Company Benefit Plan specifically set forth in Section 3.21(d) of the Company Disclosure Schedule or mandated by section 4980B of the Code, or (ii) retirement benefits payable under any plan qualified under section 401(a) of the Code.
     (e) Acceleration or Increases in Compensation. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or any of Company Subsidiary to severance pay or any other payment, except as expressly provided in Section 1.8 or 1.9 hereof, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, except as expressly provided in Section 1.8 or 1.9 hereof, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) (a “Disqualified Individual”) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), in each case except as set forth in Section 3.21(e) of the Company Disclosure Schedule. Except as set forth in Section 3.21(e) of the Company Disclosure Schedule, no person is entitled to receive any additional payment (including any tax gross up or other payment) from the Company or any Company Subsidiary or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.
     (f) Deferred Compensation Arrangements. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the Treasury regulations and IRS guidance thereunder. Each Company Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Sections 409A and 422 of the Code) as of the grant date of such option.
     (g) Independent Contractors. Any person providing services to the Company or any other Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any such Company Benefits Plan in respect of such non employee service, except for such benefits or other compensation that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 3.22. Employees, Labor Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, and to the Company’s knowledge, as of the date of this Agreement, there are no labor unions or other similar organizations representing, purporting to represent or attempting to represent any employees of the Company or any Company Subsidiary. Since January 1, 2004 and through the date hereof, there has not occurred or, to the knowledge of the Company, been threatened any material strike, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any Company Subsidiary. As of the date hereof, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have complied in all material respects with all Laws pertaining to the employment or termination of employment of their respective employees and agents, including all such Laws relating to wages, hours, commissions, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, prohibited discrimination, immigration control, employee classification, payment and withholding of taxes, continuation coverage with respect to group health plans or under employment contracts except for such violations as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company
     Section 3.23. Environmental Matters.
     (a) Except as relates to any insurance product of the Company or any Company Subsidiary except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company:
     (i) no written demand or notification, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other Person with respect to or arising out of any Environmental Law;

     (ii) the Company and the Company Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;
     (iii) other than with respect to policies written in connection with the insurance business of the Company or any Company Subsidiary, the Company or any Company Subsidiary has not incurred any liability arising under any Environmental Law;
     (iv) there has been no written environmental study, audit, assessment or report conducted by or in the possession of the Company in relation to the current or prior business of the Company or any Company Subsidiary (other than with respect to policies written in connection with the insurance business for which claims reserves have been established) or any property or facility now or previously owned or leased by the Company or any Company Subsidiary that has not been made available to Parent prior to the date hereof; and
     (v) to the knowledge of the Company, no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessors-in-interest that are likely to result in any cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.
     (b) For purposes of this Section 3.23, the terms “the Company” and “Company Subsidiary” shall include any entity that is, in whole or in part, a predecessor of the Company or any of Company Subsidiary.
     (c) Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 3.23 represent the sole representations and warranties of the Company with respect to any Environmental Law, Environmental Permit or Hazardous Substance.
     Section 3.24. Intellectual Property.
     (a) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company: (i) the Company and/or each Company Subsidiary owns, or is licensed or otherwise possesses sufficient rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information that are used in the business of the Company and the Company Subsidiaries as currently conducted, and (ii) to the knowledge of the Company, all registered patents, trademarks, trade names, service marks and copyrights owned by the Company and/or the Company Subsidiaries are subsisting.

     (b) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company:
     (i) no written claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any Company Subsidiary (the “Company Intellectual Property Rights”) or (B) any trade secret owned by the Company or any Company Subsidiary are currently pending or to the knowledge of the Company, are threatened in writing by any Person; and
     (ii) to the knowledge of the Company, the registered Company Intellectual Property Rights do not infringe or misappropriate the Intellectual Property of any Person.
     Section 3.25. Material Contracts.
     (a) All of the material contracts of the Company and each Company Subsidiary that are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 or described in the Company SAP Statements for the year ended December 31, 2006 (the “Material Contracts”) are in full force and effect. True and complete copies of all Material Contracts have been made available by the Company to Parent. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to the Material Contracts is in breach of or in default under any Material Contracts, and, to the knowledge of the Company, no event has occurred which, with the passage of time and/or the giving of notice, would constitute a default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, except for such breaches and defaults (i) as are not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole and (ii) that result from the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is party to any contract, agreement or arrangement containing any provision or covenant limiting in any material respect the ability of the Company or any Company Subsidiary (A) sell any products or services of or to any other Person or (B) to (i) engage in any line of business or (ii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any Company Subsidiary.
     (b) Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto (except as may be limited by the Bankruptcy and Equity Exception).

     (c) Neither the Company nor any Company Subsidiary provides insurance contracts or otherwise provides services for consideration to the United States Government or any agency thereof.
     Section 3.26. Anti-takeover Statutes and Rights Plans.
     (a) Assuming the accuracy of Parent’s representations and warranties in Section 4.10, the Company has taken all actions to the extent necessary so that the restrictions on business combinations contained in each “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under U.S. state or federal laws applicable to the transactions contemplated by this Agreement, including Chapters 1701 and 1704 of the OGCL (collectively, the “Anti-takeover Laws”), will not apply with respect to this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the shareholders or the Board of Directors of the Company. True, correct and complete copies of all resolutions of the Board of Directors of the Company reflecting such actions have been previously provided to Parent.
     (b) Prior to the date of this Agreement, the Company had taken all actions necessary to render the Rights Agreement inapplicable to this Agreement and the transactions contemplated by this Agreement, including the Merger.
     Section 3.27. Finders’ Fees. Except for Merrill Lynch, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the corresponding sections or subsections of the schedule (the “Parent Disclosure Schedule”) delivered to it by Parent and Merger Sub prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:
     Section 4.1. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and Parent and its Subsidiaries have all corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Parent Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. Parent is in compliance with the terms of the Parent Permits, except where the failure to be in such compliance, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where failure to be so qualified is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has made available to the Company true and complete copies of the articles of incorporation and by-laws of Parent and the articles of incorporation and code of regulations of Merger Sub, as currently in effect.
     Section 4.2. Corporate Authorization.
     (a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception. No vote of any members of Parent or shareholder of any Subsidiary of Parent (other than Merger Sub) is necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.
     (b) At a meeting duly called and held, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent, and (ii) unanimously approved this Agreement and the transactions contemplated hereby.
     Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no consent or approval by, or filing with, any Governmental Entity to be obtained or made by Parent or Merger Sub, other than (i) the filing of the Certificate of Merger with the OSOS and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) compliance with any applicable requirements of the Nasdaq, and (v) approvals or filings under Insurance Laws as set forth in Section 4.3 of the Parent Disclosure Schedule (the “Parent Insurance Approvals” and, with the Company Insurance Approvals, the “Transaction Approvals”) and (vi) any other actions or filings the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
     Section 4.4. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a violation or breach of any provision of the articles of incorporation or by-laws of Parent or of the articles of incorporation or code of regulations of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3, a violation or breach of any provision of any applicable Law, Order or Parent Permit, (iii) a default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries, or require any consent by or notice to any Person, any agreement or other instrument binding upon Parent or any of its Subsidiaries that involves payments of $5,000,000 or more or (iv) the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such violations or breaches referred to in clause (ii) and for such Liens referred to in clause (iv) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
     Section 4.5. Capitalization; Interim Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, no par value, all of which are issued and outstanding. All the outstanding shares of the Parent and Merger Sub are owned, directly or indirectly, by Liberty Mutual Holding Company Inc. All of the issued and outstanding shares of capital stock of Merger Sub have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.
     Section 4.6. Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 4.7. Litigation. There is no action, suit, investigation, claim, arbitration proceeding, citation, summons, subpoena, cease and desist letter, injunction or other proceeding pending against, or, to the knowledge of Parent, threatened against, Parent or Merger Sub, before any Governmental Entity, domestic, foreign or supranational (other than insurance claims litigation), that, as of the date hereof, is reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No Order of any Governmental Entity is outstanding against Parent or Merger Sub.
     Section 4.8. Finders’ Fees. Except for Citigroup Global Markets Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 4.9. Financing. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate amounts payable pursuant to Section 1.8 and Section 1.9 and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses.
     Section 4.10. Interested Shareholder. At the time immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates is, with respect to the Company, an “interested shareholder” as such term is defined in Section 1704 of the OGCL.
ARTICLE V
CONDUCT OF BUSINESS BY THE COMPANY
     Section 5.1. Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the Effective Time, except (i) as required by applicable Law or by a Governmental Entity, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) as otherwise contemplated by this Agreement (including execution of the Agency Plan), unless Parent shall otherwise consent in writing (which consent shall not unreasonably be withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practices and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, third party payors, including Governmental Entities, Company Producers and others having material business dealings with it, and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, except (i) as required by applicable Law or by a Governmental Entity, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) as otherwise contemplated by this Agreement (including execution of the Agency Plan), from the date hereof until the Effective Time, without the prior written consent of Parent, which consent shall not unreasonably be withheld, delayed or conditioned, the Company shall not, and shall not permit any Company Subsidiary to:
     (a) adopt or propose any change in its charter, code of regulations or other comparable organizational documents;
     (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for (A) dividends or distributions by wholly owned Company Subsidiaries to the Company or another wholly owned Subsidiary or (B) regular quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.13 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Company Common Stock), with usual record and payment dates and in accordance with the Company’s past dividend policy, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;
     (c) issue, sell, pledge, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any Company Subsidiary, other than (i) issuances of shares of Company Common Stock upon the exercise of Company Stock Options and Company SARs in accordance with their terms in effect as of the date hereof, (ii) issuances of shares of Common Stock in satisfaction of Director Units and Performance-Based Awards in accordance with their terms in effect as of the date hereof, or (iii) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly owned Company Subsidiary;
     (d) subject to Section 6.3, (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined in the Rights Agreement) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, or (ii) change the redemption price for the Rights from the redemption price currently in effect;

     (e) merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock or otherwise) any other Person, other than (i) acquisitions of inventory, equipment or software in the ordinary course of business consistent with past practice or (ii) ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof;
     (f) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any material assets, product lines or businesses of the Company or its Subsidiaries (including capital stock or other equity interests of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments set forth in Section 5.1(f) of the Company Disclosure Schedule, or (ii) in an amount not in excess of $250,000 individually or $1,000,000 in the aggregate or (iii) ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof;
     (g) (i) make any loans, advances or capital contributions to any other Person, other than (A) in connection with the agency loan program of the Company not in excess of $5 million in the aggregate, (B) by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary and (C) ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof, (ii) create, incur, guarantee or assume any indebtedness for borrowed money in excess of $10 million, (iii) make or commit to make any capital expenditure in excess of $1 million in the aggregate during any 12 month period other than capital expenditures approved by the Board of Directors of the Company prior to the date hereof or within the Company’s capital budget for fiscal 2007 previously provided to Parent or (iv) cancel any debts, except for cancellations made in the ordinary course of business consistent with past practice;
     (h) amend or otherwise modify benefits under any Company Benefit Plan (other than immaterial amendments or modifications), accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof (except as expressly provided in Section 1.9 hereof), fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, except (i) to the extent required to comply with Section 409A of the Code, (ii) to the extent required by an existing agreement, Company Benefit Plan or Law, or (iii) identified in Section 5.1(h) of the Company Disclosure Schedule;
     (i) grant any increase in the compensation, bonus or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary, other than increases in the compensation, bonus and benefits of persons who are not directors, executive officers or employees who earn more than

$200,000 in annual base salary in the ordinary course of business consistent with past practice;
     (j) enter into or materially amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement, except (i) to the extent required to comply with Section 409A of the Code, (ii) routine changes to welfare plans for 2007, or (iii) to the extent required by an existing Company Benefit Plan, consulting agreement or Law;
     (k) settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding in an amount in excess of $5 million (except that if a reserve has been established on the balance sheet of the Company for an amount less than the settlement or compromise amount, the Company may settle such claim, audit, arbitration, suit, investigation, complaint or proceeding for an amount up to $5 million in excess of such reserve amount) or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;
     (l) (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any material claim relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to material Taxes, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, (v) except as required by Law, change any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended December 31, 2006 or (vi) change any material method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;
     (m) other than in the ordinary course of business consistent with past practice, (i) modify or amend in any materially adverse respect or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Company Subsidiary or, (iii) modify, amend or enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;
     (n) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any Company Subsidiary or any of their respective Affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

     (o) terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
     (p) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
     (q) enter into any new reinsurance transaction as assuming or ceding insurer (i) which does not contain market cancellation, termination and commutation provisions or (ii) which adversely changes the existing reinsurance profile of the Company and the Company Subsidiaries on a consolidated basis outside of the ordinary course of business;
     (r) alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, applicable SAP, any Governmental Entity or applicable Law, or
     (s) agree or commit to do any of the foregoing.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1. Preparation of Proxy Statement. The Company, after providing Parent with a reasonable opportunity to review and comment, shall prepare and file a preliminary proxy statement to be used in connection with the Company Shareholder Meeting (the “Proxy Statement”) with the SEC as soon as reasonably practicable following the date of this Agreement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing. The Company shall notify Parent promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall prepare written responses, after providing Parent with a reasonable opportunity to review and comment, with respect to such written comments. The Company will advise Parent promptly after it receives notice that the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. To the extent permitted by Law, the Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Company Shareholder Meeting there shall occur any event (including discovery of any fact, circumstance or event by any party hereto) that should be set forth in an amendment or supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and mail to its shareholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.
     Section 6.2. Shareholder Meeting; Company Recommendation. The Company shall duly take, in accordance with applicable Law and its articles of incorporation and code of regulations, all action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable following the mailing of the Proxy Statement (the “Company Shareholder Meeting”) for the purpose of obtaining the Company Shareholder Approval. Subject to Section 6.3, the Board of Directors of the Company shall take all lawful action to solicit the adoption of this Agreement by the Company Shareholder Approval and recommend adoption of this Agreement by the shareholders of the Company (the “Company Recommendation”).
     Section 6.3. No Solicitation.
     (a) The Company shall immediately cease, and shall cause each Company Subsidiary and each of their respective Representatives to, immediately cease any discussions or negotiations with any parties conducted prior to the date hereof with respect to a Takeover Proposal. Except as permitted by this Section 6.3, after the execution and delivery of this Agreement, the Company and its directors and officers shall not, and shall cause each Company Subsidiary and use its reasonable best efforts to cause its and each Company Subsidiary’s Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, (ii) participate in any negotiations regarding a Takeover Proposal with, or furnish any nonpublic information relating to a Takeover Proposal to, any Person that has made or, to the knowledge of the Company, is considering making a Takeover Proposal, or (iii) engage in discussions regarding a Takeover Proposal with any Person that has made, or, to the knowledge of the Company, is considering making, a Takeover Proposal, except to notify such Person of the existence of the provisions of this Section 6.3.
     (b) Notwithstanding Section 6.3(a), prior to the time, but not after, the Company Shareholder Approval is obtained, if the Company receives a written and unsolicited Takeover Proposal that the Board of Directors of the Company reasonably believes to be credible, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside counsel) is or could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (1) furnish nonpublic information to the Person making such

Takeover Proposal, but only if (A) prior to so furnishing such information, the Company has entered into a Qualifying Confidentiality Agreement with such Person, and (B) all such information has previously been provided to Parent and Merger Sub or is provided to Parent and Merger Sub prior to or contemporaneously with the time it is provided to the Person making such Takeover Proposal or such Person’s Representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Takeover Proposal. The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information not reasonably expected to be related to a Takeover Proposal. The Company shall, thereafter, keep Parent reasonably informed on a reasonably current basis of the status of any such Takeover Proposal (including any material change to the terms thereof).
     (c) The Board of Directors of the Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Parent, the Company Recommendation, (ii) approve or recommend (or publicly propose to approve or recommend ) any Takeover Proposal or (iii) take any action to render the Rights Agreement inapplicable to a Third Party, (it being understood that the Board of Directors may take no position with respect to a Takeover Proposal that takes the form of a tender offer until the close of business as of the tenth Business Day after the commencement of such tender offer pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification) (any of the foregoing, a “Change in the Company Recommendation”). The Company shall not, and the Board of Directors shall not allow the Company to, and the Company shall not allow any Company Subsidiary to, in each case except as permitted by Section 8.1 hereof, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for Qualifying Confidentiality Agreements permitted under Section 6.3(b)) relating to any Takeover Proposal.
     (d) Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of the Company may, prior to but not after the time the Company Shareholder Approval is obtained, (1) make a Change in Company Recommendation and/or (2) terminate this Agreement pursuant to Section 8.1, in each case of clauses (1) or (2), if the Board of Directors of the Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors may not take any such action in connection with a Takeover Proposal unless (1) such Takeover Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 8.1(d)(ii), the Company provides prior written notice to Parent at least three Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal and (4) such Takeover Proposal continues to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal after taking into account any such amendments that Parent shall have agreed to make prior to the end of the Notice Period.
     (e) Nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Takeover Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to the Company’s shareholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3.
     (f) For purposes of this Agreement:
     “Takeover Proposal” means any proposal or offer (i) with respect to a merger, consolidation, business combination, share exchange or similar transaction involving the Company or any Company Subsidiary (any of the foregoing, a “Business Combination Transaction”) with any Person other than Parent, Merger Sub or any controlled Affiliate thereof (a “Third Party”), or (ii) to acquire directly or indirectly, whether by tender or exchange offer or otherwise, by any Third Party, 20% or more of the total voting power of any class, share issuance of capital stock of the Company or 20% or more of the consolidated total assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions.
     “Superior Proposal” means any Takeover Proposal (with the percentages set forth in such definition changed from 20% to 50%) the Board of Directors of the Company determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, (x) would result in a transaction that if consummated, would be more favorable to the shareholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

     Section 6.4. Access to Information. Subject to applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent reasonable access during normal business hours throughout the period prior to the Effective Time to all of the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent such information as Parent may reasonably request, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All information provided by the Company shall be governed by the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.4 shall affect the representations, warranties or conditions to the obligations of the parties contained herein.
     Section 6.5. Reasonable Best Efforts.
     (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings). In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as practicable after the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (B) appropriate filings required by the Transaction Approvals and (C) all other necessary filings with any other Governmental Entity with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such requirements and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable. Notwithstanding the foregoing, neither Parent nor the Company shall, and shall cause their respective Representatives not to, participate in any meeting with any Governmental Entity in connection with the Transaction Approvals unless it consults with the other party in advance and gives the other party the opportunity to attend or participate to the extent permitted by such Governmental Entity. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.
     (b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other approval of a Governmental Entity, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and provide to the other party, in advance of filing, all filings and submissions to be made by such party, such that the other party has a reasonable opportunity to comment thereon, such comments to be taken into account by the filing party, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
     (c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company and Parent shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement.
     Section 6.6. Employee Matters.
     (a) Until the second anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation and its Affiliates shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Company, the Company Subsidiaries or the Surviving Corporation during the Benefits Continuation Period, compensation (acknowledging this includes reference to base salary and incentive compensation) and employee benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Company Subsidiary to such employees immediately before the date of this Agreement (it being understood that neither the Surviving Corporation nor any of its Affiliates will have any obligation to provide any equity-based arrangements). The provisions of this Section 6.6 shall not create in any current or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Parent, the Company or any of their respective Subsidiaries or any right to any specific terms or conditions of employment. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or to restrict the right of Parent or the Surviving Corporation to terminate any such employee.
     (b) The Surviving Corporation and its Affiliates shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation (except for the short and long term disability benefit plans of the Surviving Corporation or any of its Affiliates, which plans, however, will recognize prior service for purposes of meeting the time requirements in those plans’ preexisting condition exclusions) that an employee of the Company or any Company Subsidiary is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting and level of benefits (but not for any other purpose) under any employee benefit plan of the Surviving Corporation or its Affiliates, to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan (including vacation) in which such employee participated immediately prior to the Effective Time; provided that (x) the Surviving Corporation and its Affiliates shall not be obligated to provide credit for benefit accrual purposes under any defined benefit pension plan sponsored by the Surviving Corporation or its Affiliates for service prior to the date on which the employee actually becomes a participant in such plan, except that the Liberty Mutual Retirement Benefit Plan will give such employees credit for prior service with the Company and the Company Subsidiaries after June 30, 2004 for benefit accrual purposes, (y) with respect to any health plan of the Surviving Corporation or any of its Affiliates which provides post-retirement coverage (other than Company Benefit Plans in which such employee participated prior to the Effective Time), the Surviving Corporation will recognize service only for periods of an employee’s employment with Surviving Corporation or its Subsidiaries after the Effective Time (except that (A) with respect to Parent’s or its Affiliates’ pre-age 65 retiree health program, employees of the Company and the Company Subsidiaries with at least 25 years of service as of July 1, 2004 and retired employees of the Company and the Company Subsidiaries as of July 1, 2004 will receive credit for periods of an employee’s employment with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility and cost sharing, (B) with respect to Parent’s or its Affiliates’ post-age 65 retiree health program, retired employees of the Company and the Company Subsidiaries as of July 1, 2004 will receive cost sharing at the lowest level for which retirees are eligible under such program, (C) with respect to Parent’s or its Affiliates’ post-age 65 retiree health program, employees of the Company and the Company Subsidiaries with at least 25 years of service as of July 1, 2004 will receive credit for periods of an employee’s employment with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility and Parent or its Affiliates will give such employees credit for prior service with the Company and the Company Subsidiaries after June 30, 2004 for purposes of cost sharing (provided that upon retirement such employees will receive cost sharing which is no lower than the lowest level for which retirees are eligible under such program), and (D) with respect to Parent’s or its Affiliates’ pre-age 65 and post-age 65 retiree health programs, employees of the Company and the Company Subsidiaries with less than 25 years of service as of July 1, 2004 will receive credit for periods of an employee’s employment with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility and Parent or its Affiliates will give such employees credit for prior service with the Company and the Company Subsidiaries after June 30, 2004 for purposes of cost sharing, and (z) the foregoing provisions of this Section 6.6(b) shall not apply to the extent it would result in any duplication of benefits for the same period of service (except that this subclause (z) will not limit the additional incremental benefit accrual provided under subclause (x) above).
     (c) With respect to matters described in this Section 6.6, the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other material communication materials to its employees or former employees. Prior to the Effective Time, subject to applicable Law, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing reasonable notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6, provided that such notices or other communication materials are reasonably approved in advance by the Company.

     (d) Parent shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.6(d) of the Company Disclosure Schedule.
     (e) Immediately prior to the Effective Time, the Company will pay each participant in the applicable Ohio Casualty Insurance Company Annual Incentive Plan listed on Section 3.21(d) of the Company Disclosure Schedule (each, a “Bonus Plan”) who remains employed through the Effective Time for the year in which the Effective Time occurs, an annual bonus in an amount equal to the product of (x) the annual bonus earned by such participant for the year in which the Effective Time occurs under the applicable Bonus Plan (assuming a full year of performance) as reasonably determined by the Company in accordance with the terms of the applicable Bonus Plan and (y) a fraction, the numerator of which is the number of whole calendar months during the period beginning on the first day of the calendar year during which the Effective Date occurs and ending on the last day of the month during which the Effective Date occurs, and the denominator of which is twelve. Following the payment of pro rata bonuses as provided in the preceding sentence (the “Pro Rata Bonus”), Parent will cause the Company to (A) maintain a bonus plan for the remainder of year in which the Effective Time occurs on the same terms and conditions and pursuant to the same targets and performance measures as were in effect for such year and (B) pay bonuses within two and a half months following the end of such year or such later time as provided in the applicable Bonus Plan in an amount equal to the excess, if any, of (i) the annual bonus which would have been earned by the participants for the entire calendar year under the bonus plan described in clause (A) above over (ii) any Pro Rata Bonus previously paid in respect of such year. If the Effective Time occurs in 2008, the Company shall be permitted, prior to the Effective Time, to pay annual bonuses for 2007 in an amount equal to the annual bonus earned by participants for the 2007 calendar year.
     (f) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Benefit Plan listed in Section 6.6(f) of the Company Disclosure Schedule will occur upon the Effective Time.
     (g) Notwithstanding the foregoing provisions of this Section 6.6, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, or (ii) shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including any current or former employees of the Company or any of its Subsidiaries, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii)

to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates or continued participation in any Company Benefit Plan.
     Section 6.7. Stock Purchase Plan. The Company shall amend the Company Employee Stock Purchase Plan (the “Stock Purchase Plan”) to (a) prohibit any increase in the rate of payroll deductions between the date of this Agreement and the Effective Time, and (b) suspend payroll deductions and the purchase of additional shares of Company Common Stock immediately after the next regularly scheduled date on which shares of Company Common Stock are purchased under the plan (the “Purchase Date”), provided, however, that if the Effective Time occurs prior to the Purchase Date, the Company shall, as promptly after the Effective Time as is practicable, refund to each participant under the Stock Purchase Plan the amount credited to such participant’s account under the Stock Purchase Plan.
     Section 6.8. Fees and Expenses. Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of the Notification and Report Form required by the HSR Act, the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of the Company Shareholder Approval and all other matters related to the transactions contemplated hereby.
     Section 6.9. Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement.
     Section 6.10. Directors’ and Officers’ Indemnification and Insurance.
     (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”)

against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time.
     (b) Prior to the Effective Time, the Company shall, and if the Company is unable to Parent shall cause the Surviving Corporation as of the Effective Time to, fully pay the premium for “tail” insurance policies for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier rated at least “A” by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for any such policies contemplated by this Section 6.10 an annual premium (measured for “tail” purposes by reference to 1/6th the premium paid therefor) amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Without limiting the forgoing, the parties agree that the Company shall exercise its option to purchase a one year “tail” insurance policy under its existing D&O Insurance policy.
     (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.
     (d) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or code of regulations of the Company or any of the Company Subsidiaries, or under any applicable contracts or Laws.
     Section 6.11. Public Announcements. The initial press release regarding the Merger shall be a joint press release. Thereafter, unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company shall consult with each other and provide each other with a reasonable opportunity to review and comment before issuing any press release or otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby.
     Section 6.12. Agency Force. As promptly as practicable following the date of this Agreement and in compliance with applicable Law, Parent and the Company shall develop a joint plan (the “Agency Plan”) for the communication with and retention of the Company’s agency force.
     Section 6.13. State Takeover Laws. If any Anti-takeover Law is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use all reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.
     Section 6.14. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company shall not settle or offer to settle any such litigation without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.
     Section 6.15. Charitable Contributions. Parent shall cause the Surviving Corporation to continue to make annual contributions of $750,000 to the Ohio Casualty Foundation for each of the five years following the Closing.

ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.
     (b) Regulatory Approval.
     (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have terminated or shall have expired; and
     (ii) The Transaction Approvals shall have been obtained or the waiting periods applicable thereto shall have terminated or expired.
     (c) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including taking such action as is required to comply with Section 6.5, and to appeal as promptly as possible any injunction or other order that may be entered.
     Section 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Effective Time of the following additional conditions:
     (a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 3.12(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) except for the representation of the Company set forth in Section 3.12(ii), each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect on the Company, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have or result in a Material Adverse Effect on the Company, and (iii) Parent shall have received at the Closing a certificate of the chief executive officer or the chief financial officer of the Company to such effect.
     (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
     Section 7.3. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Effective Time of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Material Adverse Effect on Parent, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have or result in, a Material Adverse Effect on Parent, and the Company shall have received a certificate of an executive officer of Parent to such effect.
     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Merger Sub of an executive officer of Parent to such effect.
ARTICLE VIII
TERMINATION AND AMENDMENT
     Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:
     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company, if:
     (i) the Merger shall not have been consummated on or before October 31, 2007, provided that if Parent or the Company determine in good faith that additional time is necessary in order to obtain the Transaction Approvals or the Company Shareholder Approval, such date may be extended by either party until December 31, 2007 (the “Outside Date”); and provided further that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement primarily contributes to the failure of the Merger to be consummated by such date;
     (ii) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or
     (iii) the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting or any adjournment or postponement thereof.
     (c) by Parent, if:
     (i) the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by the Company prior to the earlier of (x) the Outside Date and (y) 30 days following written notice to the Company by Parent or Merger Sub of such breach, and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); or
     (ii) the Board of Directors of the Company shall have (A) failed to authorize, approve or recommend the Merger, or to include its recommendation, in any Proxy Statement, (B) effected a Change in the Company Recommendation, or (C) in the case of a Takeover Proposal made by way of a tender offer or exchange offer, failed to recommend (other than during the Notice Period) that the Company’s shareholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act or (if later than the end of such ten Business Day period) failed to reconfirm (other than during the Notice Period) its authorization, approval or recommendation of the Merger within five Business Days after a written request by Parent to do so; or
     (d) by the Company:

     (i) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by Parent prior to the earlier of (1) the Outside Date and (2) 30 days following written notice to Parent by the Company of such breach and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); or
     (ii) if (A) the Board of Directors of the Company authorizes the Company to enter into an agreement with respect to a Superior Proposal, (B) Parent does not make, prior to the end of the Notice Period, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (C) the Company, prior to such termination, pays to Parent the Termination Fee in immediately available funds; or
     (iii) if the Board of Directors of the Company shall have made a Change in the Company Recommendation pursuant to Section 6.3(d) other than in connection with a Takeover Proposal and the Company, prior to such termination, pays to Parent the Termination Fee in immediately available funds.
     Section 8.2. Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.27, Section 4.8, this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect, provided, however, that no party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement prior to such termination.
     Section 8.3. Fees and Expenses.
     (a) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $62 million (the “Termination Fee”):
     (i) Section 8.1(c)(ii);
     (ii) Section 8.1(d)(ii) or Section 8.1(d)(iii); or
     (iii) Section 8.1(b)(i) if (A) after the date of this Agreement, any Person or “group” (within the meaning of section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make a Takeover Proposal and such

     Takeover Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least ten (10) days prior to the Outside Date, and (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.1(b)(i); or
     (iv) Section 8.1(b)(iii) if (A) after the date of this Agreement any Person or “group” (within the meaning of section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make a Takeover Proposal prior to the Company obtaining the Company Shareholder Approval and such Takeover Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the vote of the shareholders with respect to the Merger, and (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.1(b)(iii).
     (b) If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be payable not later than two Business Days after termination of this Agreement (except with respect to Section 8.1(d)(ii) or Section 8.1(d)(iii), which shall be paid as set forth in Section 8.1(d)(ii) or Section 8.1(d)(iii)), in each case by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding the foregoing, the Termination Fee (less the amount of any Parent Expenses previously paid) shall not be payable to Parent pursuant to Section 8.3(a)(iii) or 8.3(a)(iv) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into a binding written agreement containing all of the material terms (an “Alternate Acquisition Agreement”) with respect to, or shall have consummated, a Takeover Proposal (substituting “50%” for “20%” in the definition of “Takeover Proposal”); provided that for purposes of this Agreement, a Takeover Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated, a Takeover Proposal made by or on behalf of such Person or any of its Affiliates. If this Agreement is terminated under the circumstances described in Section 8.3(a)(iii) or 8.3(a)(iv), the Company shall reimburse Parent and Merger Sub for all of their reasonable and documented Expenses, up to a maximum amount of $5 million (the “Parent Expenses”), within three Business Day of receipt of written notice from Parent requesting payment thereof.
     (c) The parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.3, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.
     Section 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Parent or Merger Sub, to:
c/o Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: Gary Gregg, Executive Vice President
                  Michael Fallon, Vice President
Fax: 617-574-5753
with a copy to (which shall not constitute notice):
Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116

Attention: Christopher Mansfield, General Counsel
                   Richard Quinlan, Deputy General Counsel
Fax: 617-574-5753
and
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Gregory V. Gooding, Esq.
                  Nicholas F. Potter, Esq.
Fax: 212-909-6836
If to the Company, to:
Ohio Casualty Corporation
9450 Seward Road
Fairfield, OH 45014
Attention: Dan Carmichael
                 Debra Crane
Fax: 513-603-2208
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: James C. Morphy
                  Audra D. Cohen
Fax: 212-558-3588
Vorys, Sater, Seymour and Pease LLP
221 East Fourth Street
Suite 2000, Atrium Two
Cincinnati, Ohio 45202
Attention: Roger E. Lautzenhiser
Telephone: 513-723-4091
Fax: 513-852-8490
     Section 9.3. Interpretation.
     (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of or Exhibit or Schedule to this

Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     Section 9.4. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto has received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.
     Section 9.5. Entire Agreement; No Third Party Beneficiaries.
     (a) This Agreement (including the Exhibits and Schedules) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 6.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever; except that the Company shall have the right to recover, solely through an action brought by the Company, damages from Parent in the event of a willful or intentional breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the shareholders shall be determined by reference to the total amount that would have been recoverable by the Company’s shareholders if all such shareholders brought an action against Parent and were recognized as third party beneficiaries hereunder. The parties hereto further agree that the rights of third party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (i) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent without the consent of the Company in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

     Section 9.8. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company’s shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     Section 9.9. Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 9.10. Governing Law and Venue; Waiver of Jury Trial.
     (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its rules of conflict of laws.
     (b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Ohio or any court of the United States located in the State of Ohio (the “Ohio Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Ohio Courts and agrees not to plead or claim in any Ohio Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the immediately preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Ohio. In the event any party hereto fails to notify any other party hereto of its agent for service of process in the State of Ohio, nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.10.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
     Section 9.11. Enforcement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed by the Company in accordance with its specific terms or was otherwise breached by the Company. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Courts of the State of Ohio, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 9.12. Definitions. As used in this Agreement:
     An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
     “Agency Plan” has the meaning set forth in Section 6.12.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Alternative Acquisition Agreement” has the meaning set forth in Section 8.3(b).
     “Anti-takeover Laws” has the meaning set forth in Section 3.26(a).

     “Articles of Incorporation” has the meaning set forth in Section 1.4.
     “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(a).
     “Benefits Continuation Period” has the meaning set forth in Section 6.6(a).
     “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.
     “Bonus Plans” has the meaning set forth in Section 6.6(e).
     “Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.
     “Business Combination Transaction” has the meaning set forth in Section 6.3(f).
     “Business Day” means any day on which banks are not required or authorized to close in the City of New York.
     “Certificate of Merger” has the meaning set forth in Section 1.3.
     “Certificates” has the meaning set forth in Section 1.8(b).
     “Change in Company Recommendation” has the meaning set forth in Section 6.3(c).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Code of Regulations” has the meaning set forth in Section 1.5.
     “Company” has the meaning set forth in the preamble hereto.
     “Company Actuarial Analyses” has the meaning set forth in Section 3.16(d).
     “Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of the

Company or any Company Subsidiary that is maintained or contributed to by the Company or any Company Subsidiary, or with respect to which any of them could incur liability under the Code or ERISA or any similar non-U.S. law.
     “Company Common Stock” has the meaning set forth in Section 3.5(a).
     “Company Disclosure Schedule” has the meaning set forth in Article III.
     “Company Equity Awards” has the meaning set forth in Section 1.9(f).
     “Company Financial Advisor” means Merrill Lynch.
     “Company Incentive Plans” has the meaning set forth in Section 1.9(a).
     “Company Insurance Approvals” has the meaning set forth in Section 3.3.
     “Company Intellectual Property Rights” has the meaning set forth in Section 3.24(b)(i).
     “Company Option” has the meaning set forth in Section 1.9(a).
     “Company Permits” has the meaning set forth in Section 3.1.
     “Company Preferred Stock” has the meaning set forth in Section 3.5(a).
     “Company Producers” has the meaning set forth in Section 3.16(a).
     “Company Recommendation” has the meaning set forth in Section 6.2.
     “Company Reinsurance Agreements” has the meaning set forth in Section 3.16(b).
     “Company Restricted Share” has the meaning set forth in Section 1.9(c).
     “Company SAP Statements” has the meaning set forth in Section 3.10.
     “Company SAR” has the meaning set forth in Section 1.9(b).
     “Company SEC Documents” has the meaning set forth in Section 3.8(a).
     “Company Securities” has the meaning set forth in Section 3.5(b).
     “Company Shareholder Approval” has the meaning set forth in Section 3.2(a).
     “Company Shareholder Meeting” has the meaning set forth in Section 6.2.

     “Company Subsidiary” means any Subsidiary of the Company.
     “Company Subsidiary Securities” has the meaning set forth in Section 3.6(b).
     “Confidentiality Agreement” means the confidentiality letter agreement, dated as of April 24, 2007, between Parent and the Company.
     “Costs” has the meaning set forth in Section 6.10.
     “D&O Insurance” has the meaning set forth in Section 6.10.
     “Director Unit” has the meaning set forth in Section 1.9(d).
     “Disqualified Individual” has the meaning set forth in Section 3.21(e).
     “Dissenting Shareholder” has the meaning set forth in Section 1.11.
     “Dissenting Shares” means shares of Company Common Stock as to which the holder thereof is entitled to demand, and properly demands, appraisal for such shares and as to which the holder thereof complies in all other respects with the provisions of Section 1701.85 of the OGCL.
     “DOJ” has the meaning set forth in Section 6.5(b).
     “Effective Time” has the meaning set forth in Section 1.3.
     “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) encumbrances for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; and (e) immaterial easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report.
     “Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health and safety from exposure to any Hazardous Substance, natural resource damages or the protection of the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.
     “Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.
     “Equity Award Consideration” has the meaning set forth in Section 1.9(f).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” has the meaning set forth in Section 2.1.
     “Exchange Fund” has the meaning set forth in Section 2.1.
     “Excluded Shares” means any shares of Company Common Stock held by the Company, Parent, Merger Sub, any other wholly owned Subsidiary of Parent or by any wholly owned Subsidiary of the Company, in each case not held on behalf of third parties.
     “Expenses” has the meaning set forth in Section 6.7.
     “FTC” has the meaning set forth in Section 6.5(b).
     “GAAP” means the United States generally accepted accounting principles.
     “Governmental Entity” means any nation or government, any state, agency, stock exchange, commission, or other political subdivision thereof, any insurance regulatory governmental authority, or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.
     “Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Parties” has the meaning set forth in Section 6.10.
     “Insurance Laws” has the meaning set forth in Section 3.3.
     “Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software and computer programs, mask works and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets and all similar intellectual property rights.
     “IRS” means the Internal Revenue Service.
     “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals named on Section 1.1 of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals named on Section 1.1 of the Company Disclosure Schedule.
     “Law” (and with the correlative meaning “Laws”) means federal, state or foreign rule, regulation, statute, order, ordinance, code or other legally enforceable requirement of a Governmental Entity.
     “Leased Real Property” has the meaning set forth in Section 3.18(b).
     “Liens” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.
     “License” means any permit, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued by a Governmental Entity.
     “Material Adverse Effect” means, as to the Company or Parent, as the case may be, any event, change, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect on the Company has occurred: (A) changes in the economy or financial markets generally in the United States or changes that are the result of acts of war, armed hostilities or terrorism; (B) changes that are the result of factors generally affecting the property-casualty insurance industry and the geographic areas in which the Company and the Company Subsidiaries operate; (C) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, agents or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement; (D) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board, SAP in any state where the Company’s subsidiaries operate or any statute, rule or regulation or interpretation of any of the foregoing after the date of this Agreement; (E) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect on the Company; (F) the suspension of trading in securities on the New York Stock Exchange or Nasdaq or a decline in the price of the Company Common Stock on Nasdaq, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect on the Company; (G) effects resulting from natural disasters; (H) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect on the Company; and (I) the entry into or announcement of the execution of this Agreement or compliance by the Company with the terms of this Agreement; provided that, with respect to clauses (A), (B) and (G), such change, event, circumstance or development does not (i) relate only to (or have the effect of relating only to) the Company and the Company Subsidiaries or (ii) disproportionately adversely affect the Company and the Company Subsidiaries compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which the Company and the Company Subsidiaries operate.
     “Material Contracts” has the meaning set forth in Section 3.25(a).
     “Merger” has the meaning set forth in the recitals hereto.
     “Merger Consideration” has the meaning set forth in Section 1.8(a).
     “Merger Sub” has the meaning set forth in the preamble hereto.
     “Nasdaq” means The NASDAQ National Market.
     “Notice Period” has the meaning set forth in Section 6.3(c).
     “OGCL” has the meaning set forth in Section 1.1.

     “Ohio Courts” has the meaning set forth in Section 9.10(b).
     “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.
     “OSOS” has the meaning set forth in Section 1.3.
     “other party” means, with respect to the Company, Parent, and means, with respect to Parent, the Company, unless the context otherwise requires.
     “Outside Date” has the meaning set forth in Section 8.1(b)(i).
     “Owned Real Property” has the meaning set forth in Section 3.18(a).
     “Parent” has the meaning set forth in the preamble hereto.
     “Parent Disclosure Schedule” has the meaning set forth in Article IV.
     “Parent Insurance Approvals” has the meaning set forth in Section 4.3.
     “Parent Permits” has the meaning set forth in Section 4.1.
     “parties” has the meaning set forth in the preamble hereto.
     “Parent Expenses” has the meaning set forth in Section 8.3(b).
     “Performance-Based Awards” has the meaning set forth in Section 1.9(e).
     “Permitted Liens” means (i) any liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) encumbrances or liens that do not, individually or in the aggregate, materially impair the continued use, operation or value of the property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted, and (v) immaterial easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).
     “Pro Rata Bonus” has the meaning set forth in Section 6.6(e).

     “Proxy Statement” has the meaning set forth in Section 6.1.
     “Purchase Date” has the meaning set forth in Section 6.7.
     “Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions shall be no less restrictive in the aggregate to such Person than the confidentiality provisions of the Confidentiality Agreement are to Parent, its Affiliates, and their respective personnel and representatives; provided that any such executed agreement need not prohibit the making, or amendment, of a Takeover Proposal to the Company.
     “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.
     “Representatives” has the meaning set forth in Section 6.4.
     “Rights” has the meaning set forth in the Rights Agreement.
     “Rights Agreement” means the Amended and Restated Rights Agreement, dated as of February 19, 1998, as amended by the First Amendment thereto, dated as of November 8, 2001, between the Company and First Chicago Trust Company of New York, as rights agent.
     “Sarbanes-Oxley Act” has the meaning set forth in Section 3.8(e).
     “SAP” means statutory accounting principals prescribed or permitted by the applicable insurance Governmental Entity as in effect as of the date hereof.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shares” has the meaning set forth in Section 1.8(a).
     “Significant Subsidiary” has the meaning set forth in Regulation S-X under the Exchange Act.
     “Stock Purchase Plan” has the meaning set forth in Section 6.7.

     “Subsidiary” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Superior Proposal” has the meaning set forth in Section 6.3(f).
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Takeover Proposal” has the meaning set forth in Section 6.3(f).
     “Tax” (and with the correlative meaning “Taxes”) means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority.
     “Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any Company Subsidiary.
     “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
     “Termination Fee” has the meaning set forth in Section 8.3(a).
     “Third Party” has the meaning set forth in Section 6.3(f).
     “Transaction Approvals” has the meaning set forth in Section 4.3.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LIBERTY MUTUAL INSURANCE COMPANY
By:	/s/ Michael J. Fallon
	Name:	Michael J. Fallon
	Title:	Vice President

WATERFALL MERGER CORP.
By:	/s/ Michael J. Fallon
	Name:	Michael J. Fallon
	Title:	Vice President

OHIO CASUALTY CORPORATION
By:	/s/ Dan R. Carmichael
	Name:	Dan R. Carmichael
	Title:	Chief Executive Officer and President

EXHIBIT A
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
OHIO CASUALTY CORPORATION

FIRST:	The name of the Corporation is Ohio Casualty Corporation.

SECOND:	The place in Ohio where its principal office is to be located is the City of Fairfield, County of Butler.

THIRD:	The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

FOURTH:	The aggregate number of shares which the Corporation shall have the authority to issue shall be 1,000, each with no par value.

A-1